EXHIBIT 5.1

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, California 92121-2133

www.dlapiper.com

T 858.677.1400

F 858.677.1401

May 7, 2010

Lpath, Inc.

6335 Ferris Square, Suite A

San Diego, CA 92121

Re:	Registration Statement on Form S-1 (Registration Statement No. 333-153423)
Relating to 9,030,487 Shares of Class A Common Stock

Ladies and Gentlemen:

We have acted as counsel to Lpath, Inc., a Nevada corporation (the “Company”), in connection with the filing on the date hereof of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of up to 9,030,487 shares (including 1,939,488 shares that may be acquired upon exercise of certain warrants) of the Company’s Class A Common Stock, par value $0.001 per share (the “Shares”) that the Registration Statement contemplates will be sold by certain selling stockholders.

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the corporation law of the State of Delaware and the federal law of the United States. With your permission, our opinion is based solely upon the assumption that the corporate laws of the State of Nevada are the same as the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the Shares that are being offered by the selling stockholders have been duly authorized and are, or upon proper exercise of the warrants in accordance with their terms, will be, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion letter is given to you solely for use in connection with the registration for resale of the Shares in accordance with the prospectus included in the Registration Statement and is not to be relied upon for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no

Lpath, Inc.

May 7, 2010

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opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)